January 30, 2007

Siricomm, Inc Board of Directors

Effective at the close of business on January 31, 2007 I am resigning my position as President and CEO, as well as my position on the Board. I appreciate the opportunity that you have afforded me and I hope that I have contributed during my short stay. I wish the Board and the employees at Siricomm the greatest success.

Sincerely,

/s/ William W. Graham

William W. Graham